EXHIBIT 10.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
ALG HEALTH PLUS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of ALG HEALTH PLUS, LLC, a Delaware limited liability company (the "Company"), is entered into as of November 29, 2021 by and among the Members listed on Schedule A hereto (collectively, the "Members"). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings specified in Section 1.02.

RECITALS

A. The Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the "Secretary of State") on October 28, 2021 (the "Certificate of Formation"); and

B. The Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
RECITALS; DEFINITIONS

Section 1.01 Recitals.  The above Recitals are true and correct and are incorporated by reference into this Agreement.

Section 1.02 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.02:

"Affiliate" means, with respect to any Person (a) that is not an individual, any other Person that, directly or indirectly (including through one or more intermediaries), (i) controls, is controlled by, or is under common control with, such Person, or (ii) is an officer, director, managing member, manager, general partner, or trustee of such Person or of which such Person is an officer, director, managing member, manager, general partner, or trustee; or (b) that is an individual, (i) the Family Members of such individual and any trust for the benefit of such individual or his or her Family Member, and (ii) any Person other than an individual that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, any of the foregoing individuals or trusts referenced in this clause (b). For purposes of this definition, "control", when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; provided, however, that a Person that, directly or indirectly, owns or controls 10% or more of any voting securities, partnership, or other interests that provide the ability to cause the direction of the management and policies of a Person shall be deemed to control such Person); and the terms "controlling" and "controlled" shall have correlative meanings.

"Agreement" means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

"Applicable Law" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

"Arrangement" means an arrangement under the Business Corporations Act (British Columbia) pursuant to which a person and its associates will acquire 50% or more of the issued and outstanding capital of Parent.

"Bankruptcy" means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay such Member's debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member's assets.

"Business" has the meaning set forth in Section 2.05.

"Business Day" means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

"Capital Contribution" means, for any Member, the total amount of cash and cash equivalents and the book value of any property contributed to the Company by such Member.

"Certificate of Formation" has the meaning set forth in the Recitals.

"Change of Control" means: (A) a Takeover Bid is made in respect of the shares of Parent and both of the following have occurred: (1) the holders of at least 50% of the shares in respect of which the Takeover Bid is made that are not subject to escrow have accepted the offer made under the Takeover Bid; and (2) the Takeover Bid becomes unconditional; (B) an Arrangement is proposed in respect of Parent and both of the following have occurred: (1) the Arrangement has become unconditional; and (2) the Arrangement has been approved by the court for implementation; (C) the acquisition of voting securities of Parent or any reorganization, amalgamation, merger, consolidation or share exchange in a single transaction (or series of related transactions) as a result of which the holders of the voting securities of Parent prior to the transaction (or series of related transactions) hold, immediately after such transaction (or series of related transactions), directly or indirectly, securities to which are attached 50% or less of the voting power with respect to Parent; or (D) a single transaction (or series of related transactions) resulting in the acquisition of Parent by another entity that results in the sale of all or substantially all of the assets of Parent.

"Class A Member" means a Member that holds Class A Units.

"Class A Units" means the Units having any privileges, preference, duties, liabilities, obligations, and rights that are specified with respect to "Class A Units" in this Agreement.

"Class B Call Option" has the meaning set forth in Section 3.04(a).

"Class B Member" means a Member that holds Class B Units.

"Class B Revenue Target" has the meaning set forth in Section 3.03(a).

"Class B Units" means the Units having any privileges, preference, duties, liabilities, obligations, and rights that are specified with respect to "Class B Units" in this Agreement.

"Class C Call Option" has the meaning set forth in Section 3.04(a).

"Class C Member" means a Member that holds Class C Units.

"Class C Units" means the Units having any privileges, preference, duties, liabilities, obligations, and rights that are specified with respect to "Class C Units" in this Agreement.

"Code" means the Internal Revenue Code of 1986.

"Company" has the meaning set forth in the Preamble.

"Confidential Information" has the meaning set forth in Section 11.01.

"Contribution Agreement" has the meaning set forth in the Recitals.

"Covered Person" shall mean each (i) Member; (ii) officer, manager, director, member, stockholder, general partner, employee, agent, or representative of a Member, and each of their controlling Affiliates; and (iii) manager, Officer, employee, agent, or representative of the Company.

"Delaware Act" means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

"Distribution" means a distribution made by the Company to a Member, whether in cash, property, or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member's capacity as a service provider for the Company. "Distribute" when used as a verb shall have a correlative meaning.

"EBITDA" means (i) the net earnings (or loss) after taxes for such period taken as a single accounting period, plus (ii) depreciation, depletion and amortization expense for such period, plus (iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (iv) total interest expense for such period (including amortization of capitalized indebtedness issuance costs) whether paid or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (v) extraordinary, unusual or non-recurring losses and non-cash charges for any disposition of businesses or early extinguishment of indebtedness for such period, minus (vi) any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses or early extinguishment of indebtedness previously taken into account for such period, minus (vii) debt, in each case determined in accordance with generally accepted accounting principles and in the case of clauses (ii) through (vii), to the extent included in the determination of net earnings (or loss) for such period.

"Electronic Transmission" means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

"Exchange Agreement" has the meaning set forth in Section 3.02(b).

"Exchange Notice" has the meaning set forth in Section 3.03(a).

"Exchange Rights" has the meaning set forth in Section 3.03.

"Expiration Date" has the meaning set forth in Section 3.04(a).

"Family Members" means, with respect to any Member that is an individual, to (i) the individual, (ii) the individual's Spouse, (iii) any other natural Person who is related to the individual or the individual's Spouse within the second degree and (iv) any other natural Person who resides with such individual.

"Fiscal Year" means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

"Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

"Losses" has the meaning set forth in Section 10.02(a).

"Manager" means, initially, Pan Novus Hospital Sales Group LLC, a Delaware limited liability company wholly owned by Inspira Financial Company, a Washington corporation wholly owned by Parent, or such other Person as may become the Manager pursuant to the terms of this Agreement.

"Marital Relationship" means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

"Member" means (a) each initial Member; and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company's books and records as the owner of one or more Units. The Members shall constitute the "members" (as that term is defined in the Delaware Act) of the Company.

"Members Schedule" has the meaning set forth in Section 3.01(a).

"Membership Interest" means an interest in the Company owned by a Member, including such Member's right (based on the type, class, or series of Unit or Units held by such Member), as applicable, to (a) such Member's Distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) such Member's Distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

"Officers" has the meaning set forth in Section 6.02.

"Option Notice" has the meaning set forth in Section 3.04(c).

"Parent" means Salona Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia.

"Parent Special Shares" means the Class "A" common shares of Parent.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

"Representative" means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

"Revenue" means, for any period of determination, the sum of the following for such period: (a) the amounts invoiced and recognized as revenue in accordance with GAAP by the Company with respect to the sale of its products and services to third parties by the Company, (b) the amounts invoiced and recognized as revenue in accordance with GAAP by the Company, from third parties with respect to the sale, distribution or other use of Company's products and services by such third parties in connection with any marketing, royalty, manufacturing, co-promotion, co-development, equity investment, cost sharing or other strategic arrangements, and (c) any collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clauses (a) and (b). For purposes of prevention of duplication, "Revenue" shall not include amounts invoiced by distributors, wholesalers or other Persons acting in similar capacities.

"Secretary of State" has the meaning set forth in the Recitals.

"Securities Act" means the Securities Act of 1933.

"Spousal Consent" has the meaning set forth in Section 11.18.

"Spouse" means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Member.

"Takeover Bid" has the meaning ascribed thereto in the Securities Act (British Columbia).

"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. "Transfer" when used as a noun shall have a correlative meaning. "Transferor" and "Transferee" mean a Person who makes or receives a Transfer, respectively.

"Treasury Regulations" means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

"TSXV" means the TSX Venture Exchange.

"Unit" means a unit representing a fractional part of the Membership Interests of the Members and shall include all types, classes, and series of Units issued hereunder, including the Class A Units, the Class B Units and the Class C Units; provided, that any type, class, or series of Unit shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement with respect to such type, class, or series of Unit and the Membership Interests represented by such type, class, or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations, and rights.

Section 1.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
ORGANIZATION

Section 2.01 Formation.  The Company was formed on October 28, 2021, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State. This Agreement shall constitute the "limited liability company agreement" (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is "ALG Health Plus, LLC" or such other name or names as the Manager may from time to time designate and file with the Secretary of State in accordance with the Delaware Act.

Section 2.03 Principal Office. The principal office of the Company is located at 3330 Caminito Daniella, Del Mar, CA 92014, or such other place as may from time to time be determined by the Manager. The Manager shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.  The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.  The purpose of the Company is to engage in (i) the sale of medical products (the "Business") and any and all other activities as may be determined by the Manager, to the extent that the same may be lawfully exercised by limited liability companies under the Delaware Act, and (ii) any and all lawful activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE III
MEMBERSHIP INTERESTS; UNITS

Section 3.01 Members; Membership Interests.

(a) The Company shall have three classes of Members: (i) Class A Members, (ii) Class B Members, and (iii) Class C Members.  The names and addresses of the Members of the Company, the number of units each of the Members owns and other information regarding the Members is listed on Schedule A, as from time to time amended and supplemented in accordance with this Agreement (the "Members Schedule").

(b) The Membership Interests of the Members shall be represented by issued and outstanding Units, which are divided into classes as set forth in Section 3.02. Each class of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such class. Each Member shall hold the number and type of Units set forth opposite such Member's name on the Members Schedule, which shall be amended from time to time so that it sets forth the then current list of Members and the number of Units held by such Member.

Section 3.02 Classes of Units.  The Company shall have three classes of Units, designated as "Class A Units", "Class B Units," and "Class C Units," as follows:

(a) Class A Units. Class A Units shall receive all Company allocations and Distributions and be the only class of Units to have voting rights, with each Class A Unit having one (1) vote per Class A Unit.

(b) Class B Units.  Class B Units shall have no right to and shall receive no Company allocations or Distributions.  Class B Units are non-voting.  For the avoidance of doubt, Class B Units have no rights other than as set forth in that certain Contribution and Exchange Agreement of even date herewith, a copy of which is attached hereto and incorporated by reference hereby as Exhibit A to this Agreement (the "Exchange Agreement").  Any and all other rights otherwise attributable to membership interests are hereby waived to the extent permitted by the Delaware Act and Delaware law generally.

(c) Class C Units.  Class C Units shall have no right to and shall receive no Company allocations or Distributions. Class C Units are non-voting.  For the avoidance of doubt, Class C Units have no rights other than as set forth in the Exchange Agreement.  Any and all other rights otherwise attributable to membership interests are hereby waived to the extent permitted by the Delaware Act and Delaware law generally.

Section 3.03 Exchange Rights.  The Class B Units and the Class C Units are exchangeable into Parent Special Shares as follows (the "Exchange Rights"):

(a) Class B Units.  Commencing on the first year anniversary of the date hereof, provided that the Company has generated Revenue of One Million Dollars ($1,000,000) during the three months ended February 28, 2022 (the "Class B Revenue Target"), the Class B Member shall have the option, but not the obligation, at any time but at only one time, to exchange in whole and not in part, all 1,000 Class B Units into an aggregate of 1,000,000 shares of Parent Special Shares, upon fifteen (15) days prior written notice to the Parent from the Class B Member (an "Exchange Notice").

(b) Class C Units. Upon the date which is fifteen (15) days after each quarter commencing with the three months ended February 28, 2022, and each of the quarterly periods thereafter through February 28, 2024, the Class C Member shall have the option, but not the obligation, to exchange one (1) Class C Unit into one hundred (100) shares of Parent Special Shares for each $50.00 of EBITDA generated by the Company during such quarterly period, upon fifteen (15) days prior written notice to the Parent from the Class C Member.

Section 3.04 Call Rights.

(a) Class B Call Option.  On the earlier to occur of (i) the Company not meeting the Class B Revenue Target; or (ii) the date which is five (5) years from the date hereof (the "Expiration Date"); or (iii) a Change in Control of either the Company or the Parent, the Parent and/or the Company shall have the option, but not the obligation, to purchase all of the Class B Units at the purchase price set forth in Section 3.04(d) (the "Class B Call Option").

(b) Class C Call Option.  On the earlier to occur of (i) the Expiration Date; or (ii) a Change in Control of either the Company or the Parent, the Parent and/or the Company shall have the option, but not the obligation, to purchase all of the Class C Units at the purchase price set forth in Section 3.04(d) (the "Class C Call Option").

(c) Exercise of Call Option. The Company shall exercise the Class B Call Option and/or the Class C Class Option by providing ten (10) days prior written notice to the Class B Member or the Class C Member, as the case may be, of its desire to exercise the Class B Call Option or Class C Call Option, as applicable (the "Option Notice").

(d) Purchase Price of Units. The purchase price for the Class B Units and Class C Units purchased pursuant to the exercise of the Class B Call Option or Class C Call Option, as applicable, shall be $0.01 per Unit, which the Company shall pay to the seller no later than thirty (30) days following the date of the Option Notice by delivery of cash or immediately available funds in an amount equal to the applicable purchase price.

Section 3.05 Mandatory Conversion. Notwithstanding anything contained herein to the contrary, Class B Units and Class C Units shall be automatically converted into Class A Units as follows:

(a) Each Class B Unit acquired by the Company pursuant to Section 3.04(a)Section 3.04(a) shall be automatically converted into 0.01 Class A Units.

(b) Each Class C Unit acquired by the Company pursuant to Section 3.04(a) shall be automatically converted into 0.01 Class A Units.

Section 3.06 Termination of Exchange Rights.  Notwithstanding anything contained herein to the contrary, the Exchange Rights for the Class B Units and Class C Units shall terminate and shall be of no further force or effect upon the termination of Adam Harmon's engagement as an officer of the Company for cause or upon the voluntary resignation of Adam Harmon as an officer of the Company.

Section 3.07 Certification of Units. The Manager in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Members. In the event that the Manager shall issue certificates representing Units, then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 3.08 Restrictions on Parent Special Shares.  Each of the Members acknowledges that the Parent Special Shares issuable upon conversion of the Class B Units and the Class C Units are "restricted securities," as such term is defined under the Securities Act.  Each of the Members agrees not to attempt to pledge, transfer, convey or otherwise dispose of such shares except in a transaction that is the subject of either: (i) an effective registration statement under the Securities Act of 1933 as amended, and any applicable state securities laws; or (ii) an opinion of counsel rendered by legal counsel satisfactory to the Company, which opinion of counsel shall be satisfactory to the Company, to the effect that such registration is not required.  Each of the Members consents to the placement of a legend on the Parent Special Shares issuable upon the exchange of the Class B Units or Class C Units pursuant to this Agreement stating that the shares represented by the certificate have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.

Section 3.09 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or other Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 3.10 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.01 Initial Capital Contributions. Concurrently with the execution of this Agreement, each of the Members (a) have been admitted to the Company as a member; and (b) is deemed to own the number and class of Units, in each case in the amounts set forth opposite such Member's name, on the Members Schedule as in effect on the date hereof.

Section 4.02 Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the approval of the Manager, and in connection with an issuance of Units made in compliance with this Agreement.

(b) No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), all items of income, gain, loss, deduction and credit shall be allocated to the Class A Member.  Only Class A Units shall have the right to allocations under this Agreement.

Section 5.02 Distributions. All Distributions shall be made and paid to the Class A Member at such time and in such amounts as the Manager may determine.  Only Class A Units shall have the right to and receive Distributions from the Company.

ARTICLE VI
MANAGEMENT

Section 6.01 Management of the Company. The business and affairs of the Company shall be managed by the Manager. Subject to the provisions of this Agreement, the Manager shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company, and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or specifically authorized by the Manager pursuant to a written resolution expressly authorizing such action duly adopted by the Manager.

Section 6.02 Officers. The Manager may appoint individuals as officers of the Company (the "Officers") as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to such Officers such power and authority as the Manager deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Manager. Any Officer may be removed by the Manager with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Manager.

Section 6.03 Removal, Resignation, Replacement of Manager. The Manager may be removed at any time, with or without cause, by the Class A Member.  If the Manager resigns, is, or otherwise ceases to be Manager, the Class A Member shall appoint a successor Manager.

Section 6.04 No Personal Liability. Except as otherwise provided in the Delaware Act, or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being Manager.

ARTICLE VII
TRANSFER

Section 7.01 General Restrictions on Transfer.

(a) No Member shall Transfer any Units except with the prior written consent of the Manager.  No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with this Agreement.

(b) Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Units for all purposes of this Agreement.

(c) For the avoidance of doubt, any approved Transfer of Units and purporting to be a sale, transfer, assignment, or other disposal of the entire Membership Interest represented by such Units, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term "Membership Interest," shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

ARTICLE VIII
ACCOUNTING; TAX MATTERS

Section 8.01 Tax Returns. At the expense of the Company, the Manager (or any Officer that it may designate pursuant to Section 6.02) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Manager or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state, and local income tax returns for such Fiscal Year.

Section 8.02 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Manager. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Manager may designate.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

Section 9.01 Events of Dissolution. The Company shall be dissolved, and its affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by the Manager and the Class A Member;

(b) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under §18-802 of the Delaware Act.

Section 9.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 9.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been Distributed, and the Certificate of Formation shall have been cancelled.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

Section 10.01 Limitation of Liability. Except as otherwise provided by the Delaware Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for any debts, liabilities, or obligations of the Company. Except as otherwise expressly required by law, the Members, in such Member's capacity as such, shall have no liability in excess of (a) the amount of such Member's net Capital Contributions, (b) such Member's share of any assets and undistributed profits of the Company, and (c) the amount of any distributions required to be returned pursuant to the Delaware Act.

Section 10.02 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a manager, officer, employee, or agent of the Company or that such Covered Person is or was serving at the request of the Company as a manager, director, officer, employee, or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his, her, or its conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach by such Covered Person of any of such Covered Person's or his, her, or its Affiliates' agreements contained herein or in any other agreements with the Company, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct, or a material breach by such Covered Person of any of such Covered Person's or his, her, or its Affiliates' agreements contained herein or in any other agreements with the Company.

Section 10.03 Advancement. To the fullest extent permitted by Applicable Law, expenses (including reasonable legal fees and expenses) incurred by a Covered Person in connection with investigating, preparing to defend, or defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 10.02(a) shall, from time to time, be advanced by the Company prior to a final, non-appealable determination of a court of competent that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Company (i) written affirmation of such Covered Person's good faith belief that he, she, or it has met the standard of conduct necessary for indemnification for such Losses under Section 10.02(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that the Covered Person is not entitled to such indemnification.

Section 10.04 Entitlement to Indemnity. The indemnification provided by Section 10.02 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of Section 10.02 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under Section 10.02 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

Section 10.05 Survival. The provisions of this ARTICLE X shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Confidentiality. Each Member shall, and shall cause each of his, her, or its Affiliates to, maintain, at all times (including after any time that such Member ceases to be a Member), the confidentiality of all information furnished to such Member pertaining to the Company ("Confidential Information"), other than information that such Member can demonstrate (a) is or becomes generally available to the public other than as a result of a disclosure by such Member or his, her, or its Affiliates; (b) becomes available to such Member or any of his, her, or its Representatives on a non-confidential basis from a third party who is not known by such Member to be prohibited by any obligation of confidentiality owed to the Company from transmitting the information to such Member; or (c) was already in the possession of such Member prior to his, her, or its becoming a Member; provided, however, that the prohibitions set forth in this Section 11.01 shall not prohibit disclosure of Confidential Information as is required to be disclosed by a court of competent jurisdiction, administrative body, or governmental body or by subpoena, summons, or legal process, or by Applicable Law; provided that, to the extent permitted by Applicable Law, the Member required to make such disclosure shall provide to the Manager prompt notice of such disclosure.

Section 11.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.03 Further Assurances. Each Member shall execute all such certificates and other documents and do all such filing, recording, publishing, and other acts as the Manager deems necessary or appropriate to comply with the requirements of the Delaware Act and Applicable Law generally, relating to the formation and operation of the Company and the acquisition, operation, or holding of its property.

Section 11.04 Notices. All notices and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier ser-vice, when delivered at the address specified in this Section; (b) by United States certified or registered first class mail when delivered at the address specified in this Section, on the date appearing on the return receipt therefor; or (c) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section.  Addresses and electronic mail addresses (unless and until written notice is given of any other address or electronic mail address) for purposes of this Section are set forth below:

If to the Company:	3330 Caminito Daniella Del Mar, CA 92014 Attn: Manager Tel: 800-760-6826 Email: les@salonaglobal.com

If to a Member:	To such Member's respective mailing address as set forth on the Members Schedule.

Section 11.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement, together with the Certificate of Formation, the Contribution Agreement, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 11.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 11.09 No Third-Party Beneficiaries. Except as provided in ARTICLE X, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment.

(a) No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Class A Member. Any such written amendment or modification will be binding upon the Company and each Member; provided, that (i) an amendment or modification modifying the rights or obligations of (x) any Member in a manner that is disproportionately adverse to such Member relative to the rights of other Members in respect of Units of the same class or series or (y) a class or series of Units in a manner that is disproportionately adverse to such class or series relative to the rights of another class or series of Units, shall in either case be effective only with that Member's consent, and (ii) any amendment or modification of this Section 11.10 shall require the approval of all Members.

(b) Notwithstanding Section 11.10(a), the Manager may, without the consent of or execution by the Members, amend or modify the Members Schedule to reflect any new authorization, issuance, redemption, repurchase, or Transfer of Units in accordance with this Agreement.

Section 11.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 11.11 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 11.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 11.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 11.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 11.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.15 [Attorneys' Fees. In the event that any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which he, she, or it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses, and court costs.

Section 11.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 11.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.18 Spousal Consent. Each Member who has a Spouse on the date of this Agreement shall cause such Member's Spouse to execute and deliver to the Company a spousal consent (a "Spousal Consent"), pursuant to which such Spouse shall acknowledge that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Member should marry or engage in a Marital Relationship following the date of this Agreement, such Member shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within five (5) Business Days thereof.

Section 11.19 Interpretation and Construction. Each Initial Member acknowledges that (a) he, she, or it has reviewed this Agreement with independent counsel of his, her, or its selection and (b) any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSPIRA FINANCIAL COMPANY

By:	/s/ Les Cross
Name: Les Cross
Title: President

/s/ Adam Harmon
Adam Harmon

AGREED AND ACKNOWLEDGED THIS 29TH DAY OF NOVEMBER, 2021:

SALONA GLOBAL DEVICE CORPORATION

By:	/s/ Les Cross
Name: Les Cross
Title: President

SCHEDULE A

MEMBERS SCHEDULE

Member Name and Address	Class of Units	Number of Units	Capital Contributions
Class A Member: Inspira Financial Company 3330 Caminito Daniella Del Mar, CA 92014	Class A	10,000	As set forth on the books and records of the Company

Class B Member: Adam Harmon 520 West Mulberry St. Bryan, OH 43506	Class B	1,000	As set forth on the books and records of the Company

Class C Member: Adam Harmon 520 West Mulberry St. Bryan, OH 43506	Class C	200,000	As set forth on the books and records of the Company